As filed with the Securities and Exchange Commission on August 8, 2019
Registration No. 333-202132

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO.1
TO FORM S-8 REGISTRATION NO.333-202132
UNDER
THE SECURITIES ACT OF 1933

ZILLOW GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	47-1645716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1301 Second Avenue, Floor 31
Seattle, Washington 98101
(Address of principal executive offices, including zip code)

ZILLOW GROUP, INC. AMENDED AND RESTATED 2011 INCENTIVE PLAN
(Full title of the plan)

Richard Barton
Chief Executive Officer
Zillow Group, Inc.
1301 Second Avenue, Floor 31
Seattle, Washington 98101
(206) 470-7000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Jennifer Rock	Allison C. Handy
Chief Accounting Officer	Kelly Reinholdsten
Zillow Group, Inc.	Perkins Coie LLP
1301 Second Avenue, Floor 31	1201 Third Avenue, Suite 4900
Seattle, Washington 98101	Seattle, Washington 98101-3099
(206) 470-7000	(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-202132) (the “Class A Registration Statement”) filed by Zillow Group, Inc., a Washington corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on February 17, 2015. The Class A Registration Statement was filed to register shares of Class A common stock issuable under the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan, as amended (the “Plan”), which Plan and outstanding awards thereunder were assumed by the Registrant pursuant to the terms of the Agreement and Plan of Merger among the Registrant, Zillow, Inc. and Trulia, Inc., dated as of July 28, 2014. Thereafter, on August 14, 2015, the Registrant paid a dividend (the “Dividend”) pursuant to which holders of Class A common stock as of July 31, 2015, the record date for the Dividend, received a dividend of two shares of Class C capital stock for each share of Class A common stock held, having the effect of a 3-for-1 stock split. Outstanding awards under the Plan and the Plan’s share reserve also were proportionately adjusted to reflect the Dividend. Following the Dividend, the Registrant has granted awards under the Plan for shares of Class C capital stock. Accordingly, the Registrant is filing this Post-Effective Amendment to the Class A Registration Statement (the “Post-Effective Amendment”) to deregister and remove from registration 913,098 shares of Class A common stock previously registered under the Class A Registration Statement that are not subject to outstanding awards under the Plan and have not been issued under the Plan. Contemporaneously with the filing of the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the same number of shares of Class C capital stock for issuance under the Plan.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 8, 2019.

ZILLOW GROUP, INC.

By:	/s/ RICHARD BARTON
Name:	Richard Barton
Title:	Chief Executive Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.